EXHIBIT 10.15

                       AGREEMENT FOR FOOD SERVICES



This Agreement, made this 30th day of October, 1998, by and between CASUAL CORNER GROUP INC. located at 100 and 107 Phoenix Avenue, Enfield, CT 06082 (hereinafter referred to as CASUAL CORNER) and HOST AMERICA CORPORATION, located at Two Broadway, Hamden, CT 06518-2697 (hereinafter referred to as HOST) for the provision of the dining and vending services.

                               WITNESSETH

In consideration of the covenants herein and intending to be legally bound hereby, the parties mutually agree as follows:

CASUAL CORNER hereby grants to HOST, the exclusive right to operate the normal and reoccurring dining and vending services at or upon CASUAL
CORNER premises, located at 100 and 107 Phoenix Avenue, Enfield, CT 06082 and a non-exclusive right to provide dining services for special events that will occur from time to time. CASUAL CORNER and/or employees may use the cafeteria area for special events. HOST will install vending machines as shall be mutually agreed upon, and will keep such equipment adequately serviced and supplied with appropriate merchandise of good quality.


Hours of Operation:

                   Building 100                Building 107

Breakfast       7:00 AM - 8:30 AM

AM Break       10:00 AM - 10:45 AM           9:30 AM - 10:30 AM

Lunch          11:45 AM - 2:00 PM            11:30 AM - 1:00 PM

*    Hours may be adjusted by mutual consent between HOST and CASUAL
     CORNER.

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LOCATION OF EQUIPMENT: The location of all manual and vending equipment to be supplied by HOST shall be mutually agreed upon. Any moves of vending machines or other equipment necessitated by growth or building rearrangement by CASUAL CORNER will be accomplished by HOST under conditions to be mutually agreed upon as the occasion arises. HOST shall make no alterations in the premises unless authorized by CASUAL CORNER in writing.

OWNERSHIP OF EQUIPMENT: CASUAL CORNER will furnish to HOST, without charge, food preparation and kitchen areas, and adequate sanitary toilet facilities, including dining room furniture and food storage areas, owned by CASUAL CORNER and to be used in connection with the food service. All equipment furnished by CASUAL CORNER shall at all times remain the property of CASUAL CORNER. Any miscellaneous food service equipment and any other equipment supplemental to the services that have been supplied by HOST, identified as such, shall remain HOST property at all times. Vending machines are owned by HOST AMERICA. CASUAL CORNER will take reasonable precautions to protect said machines and equipment from damage and will permit HOST to remove them upon termination of this Agreement or upon termination of any renewal thereof.


MAINTENANCE AND EQUIPMENT: The division of responsibility between CASUAL CORNER and HOST is hereafter provided.

CASUAL CORNER will be responsible for:

a)   removal of all trash and garbage

b) furnishing exterminator services, semiannual cleaning of hoods, ducts and filters

c) furnishing maintenance services if and when required for the proper maintenance and repairs of said premises, fixtures, furniture and equipment and replacing equipment as is mutually agreed to be necessary, except in those cases where the necessity for replacement is caused through the negligence of HOST employees

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d)   purchasing of smallwares, such as: pots, pans, catering equipment, service equipment and coffee equipment.

e)   cleaning of dining, kitchen and service area floors daily


As a cost of operation, HOST will be responsible for:

a) design (not physical layout) and manage a complete cafeteria food program served manually from the cafeteria serving lines

b) provide all products, labor, and supervision necessary for the efficient operation of the dining and vending services

c) keeping said premises, furniture, fixtures, and manual food service equipment and vending machines in a clean and sanitary condition in accordance with recognized standards for such equipment and in accordance with all laws, ordinances, regulations and rules of federal, state and local authorities

d) routine cleaning of the kitchen, cold storage areas and counter areas

e) laundry service for kitchen linens (uniforms, kitchen cleaning cloths, etc.) and

f) purchasing of all food and supplies at normal wholesale or trade prices

g)   repairing the vending machines

h) replacing the vending equipment as required, including microwave ovens, and dollar bill changers

i)   see items listed in addendum


MENUS: HOST will post menus, complete with prices, and all menus will be nutritionally acceptable, wholesome and non-deleterious. HOST will cater special functions for CASUAL CORNER as requested, at prices mutually agreed upon and upon at least 72 hours advance notice.


LICENSES AND PERMITS: HOST shall obtain, as a cost of operation prior to commencing operations at CASUAL CORNER premises, all necessary permits, licenses and other approvals required by law for its operation hereunder. HOST expects to begin operation on or about Saturday, October 31, 1998. CASUAL CORNER agrees to

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cooperate with HOST and to execute such documents as shall be reasonably necessary or appropriate to obtain said permits, licenses and approvals.


UTILITIES: CASUAL CORNER shall, at its expense, provide HOST with necessary and sufficient refrigeration, freezer space, heat, light, water and electricity for the operations of the dining food service. It's agreed that at the inception of this agreement facilities are adequate.


RECORDS: HOST will at all times maintain an accurate record of all merchandise inventories and sales in connection with the operation of the dining and vending service. HOST shall keep all such records on file for a period of three years, and HOST shall give CASUAL CORNER and its agents the privilege, at any reasonable time, of auditing its records. All sales, for the purpose of this Agreement, are defined as cash collections less applicable federal, state and local taxes for such HOST has the sole responsibility to collect, report and pay to the taxing authorities.


INSURANCE PROVISIONS: HOST AMERICA shall procure and maintain in full force and effect at its own expense, during the term of the AGREEMENT, at a minimum, the following types and amounts of insurance covering its operations in the State in which the work is to be performed.


1. Workers' Compensation Insurance with Statutory Limits, including Employer's Liability Insurance with a limit of not less than Five Hundred Thousand Dollars ($500,000.00).

2. Commercial General Liability Insurance, including coverage for contractual liability (including in its coverage HOST's indemnity obligations under this Agreement), public liability, property damage, products-completed operations, personal injury, and advertising injury and fire legal liability insurance, which will cover HOST's legal liability arising out of the work performed by HOST, and by

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     any one directly or indirectly employed by HOST for claims for damages or personal damages, which may arise from operations under this Agreement.

     The limits on such policy or combined primary and umbrella excess liability policies shall be at least Two Million Dollars
     ($2,000,000) per occurrence and Two Million Dollars ($2,000,000) annual aggregate.

3. Commercial Auto Liability Insurance covering all owned, non-owned and/or hired motor vehicles to be used by HOST in connection with the work to be performed under this Agreement with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence.


All policies of insurance required of HOST herein shall be issued by insurance companies with general policy holder's rating of not less than A and a financial rating of not less than Class X as rated in the most current available "Best's Key Rating Guide" and which are qualified to do business in the State having jurisdiction over HOST's performance pursuant to this Agreement. All such policies, except for Worker's Compensation coverage, shall name CASUAL CORNER GROUP, INC. its parent Companies and Subsidiaries and such other parties as CASUAL CORNER directs as Additional Insured.


HOST's insurance policies shall provide for waiver of subrogation rights against CASUAL CORNER, its directors, officers, employees, stockholders, subsidiaries, and affiliates.

Executed copies of the policies of insurance or certificates thereof shall be delivered to CASUAL CORNER prior to HOST, its agents or employees performing any work or services under this Agreement. Thereafter, executed copies of renewal policies or certificates thereof shall be delivered to CASUAL CORNER within thirty (30) days prior to the expiration of the term of each policy. All policies of insurance delivered to CASUAL CORNER must contain an endorsement requiring that the company writing the policy will give to CASUAL CORNER thirty (30) days prior written notice of any

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cancellation or lapse or the effective date of any reduction in the amounts of insurance. All policies required of HOST herein shall be endorsed to read that such policies are primary policies and any insurance carried by CASUAL CORNER shall be noncontributing with such policies. No policy required to be maintained by HOST shall have a deductible greater than Five Thousand Dollars ($5,000) unless approved in writing by CASUAL CORNER.


Article VII Indemnification:


1. HOST assumes full and complete responsibility for any and all risk in connection with the food service and products furnished pursuant to this agreement.


2. HOST agrees to indemnify and hold harmless CASUAL CORNER, its directors, officers, employees, stockholders, agents and their affiliates, subsidiaries, and partners and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses including reasonable attorneys' fees and disbursements, arising out of or in connection with the work, services and/or food provided under this Agreement because of bodily injuries including death, at any time resulting therefrom, and loss of or damage to property including consequential damages, whether such injuries to persons or property are claimed to be due to negligence of HOST or CASUAL CORNER (and any prohibition against or limiting such indemnification shall not void this Agreement but shall be applied only to the minimum extent required by law.)


PERSONNEL POLICIES: All food service employees will be HOST employees. All persons employed by HOST at CASUAL CORNER premises shall be in uniform at all times. HOST employees shall comply with the rules and regulation at any time promulgated by CASUAL CORNER for the safe, orderly and efficient conduct of all activities being carried out while on CASUAL CORNER premises.

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HOST shall not retain at the premises any employee not acceptable to
CASUAL CORNER for any reason. CASUAL CORNER will allow employees and agents of HOST access to service areas and equipment at all reasonable times. HOST, in performing work by this Agreement, shall not discriminate against any employee or applicant for employment because of race, color, creed, national origin, age, sex or disability. HOST employment policies meet the requirements of the Fair Labor Standards Act and all other regulations required by the United States Department of Labor. HOST is an equal opportunity employer.


ACCOUNTING: HOST keeps records by accounting periods with each month ending on the last Friday of the month. Any statement rendered is due and payable within 30 days after receipt. Accounts, which are more than 45 days in arrears, are subject to late charges. Interest will be added at the rate of 1.5% per month on past due accounts.


FINANCIAL CONSIDERATION: HOST AMERICA agrees to operate facilities located at 100 and 107 Phoenix Avenue on a profit or loss concept with no direct financial aid from CASUAL CORNER. HOST will provide monthly profit and loss reporting for both the dining and vending operations. It is agreed that CASUAL CORNER and HOST shall periodically review the financial performance of the dining service and vending program. Following the review, should it be necessary for HOST to have financial assistance, CASUAL CORNER shall be open to negotiations.


ADJUSTMENT OF FINANCIAL ARRANGEMENT: In the event of material cost changes (whether taxes, labor, merchandise or equipment), it is understood that, upon mutual consent, commensurate adjustments in selling prices or other financial arrangements between HOST and CASUAL CORNER shall be agreed upon and effected by appropriate officials of the parties. All obligations hereunder are subject to federal, state and local regulations. In the event the building or said premises, or any of them in which HOST equipment and machines are located, are partially or completely damaged by fire, the elements, the public enemy, or any other casualty, of if HOST is prevented

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from operating hereunder because of such damage or because of riots, labor troubles or disturbances, the same shall not be considered as a default under the provisions of this Agreement.


COMMENCEMENT AND TERMINATION: This Agreement shall become effective on or about October 31, 1998 and shall remain in force for five years unless terminated as herein provided. It shall thereafter renew itself automatically for one-year periods until notice of termination is given, in writing by either party, by registered mail, for a 60-day notice at any time. Any notice to be given hereunder shall, if to HOST, be sent to Geoffrey Ramsey, President, Host America Corporation, Two Broadway, Hamden, CT 06518-2697, by registered mail; and, if to CASUAL CORNER, be sent to Director of Associate Relations and Safety, Casual Corner Group, Inc., 100 Phoenix Avenue Enfield, CT 06082 by registered mail.

STATE LAW DEFINITION: The provisions of this Agreement shall be construed under the laws of the State of Connecticut.

In witness whereof, the parties have executed this Agreement as of the date first above written.



                              Casual Corner Group, Inc.


                              By: /s/ LUCIANO SANTEL
                                 ----------------------------
                              Luciano Santel
                              Chief Operating Officer, duly authorized




                              Host America Corporation


                              By: /s/ GEOFFREY RAMSEY
                                 ----------------------------
                              Geoffrey Ramsey
                              President, duly authorized



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